CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated May 30, 2019, relating to the financial statements and financial highlights of AlphaCentric Income Opportunities Fund, AlphaCentric Premium Opportunity Fund, AlphaCentric Robotics and Automation Fund (formerly, AlphaCentric Global Innovations Fund), and AlphaCentric Small Cap Opportunities Fund, each a series of Mutual Fund Series Trust, for the year or period ended March 31, 2019, and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

Cohen & Company, Ltd.

Chicago, Illinois

July 25, 2019